Exhibit 99.1

          GENESEE & WYOMING AGREES TO SELL WESTERN AUSTRALIA OPERATIONS
            AND CERTAIN OTHER ASSETS OF THE AUSTRALIAN RAILROAD GROUP
                       FOR A$1.3 BILLION (US$956 MILLION)

Also Agrees to Acquire Remaining 50 percent of South Australia Operations from Wesfarmers Limited for A$20 million (US$15 million)

     GREENWICH, Conn., February 13, 2006 /PRNewswire-FirstCall/ -- Genesee & Wyoming Inc. (GWI or the Company) (NYSE: GWR) announced today that the Company and its joint venture partner, Wesfarmers Limited (Wesfarmers), have entered into a definitive agreement to sell their Western Australia operations and certain other assets of the Australian Railroad Group (ARG) to Queensland Rail
(QR) and Babcock & Brown Limited (B&B) for A$1.3 billion (US$956 million at current exchange rates), plus certain completion adjustments estimated to be A$25 million (US$18 million). ARG is 50 percent-owned by GWI and 50 percent-owned by Wesfarmers.

     The buyers will divide the ownership of the assets between the above-rail train operations, which will be owned by QR, and the below-rail track operations, which will be owned by B&B. The sale is subject to customary closing conditions, including certain government approvals, and is expected to close in the second quarter of 2006. The buyers have made a deposit of A$90 million (US$66 million), which will be fully credited towards the purchase price.

     GWI has simultaneously entered into an agreement to purchase Wesfarmers' 50 percent-ownership of certain South Australian operations of ARG for A$20 million (US$15 million). The Adelaide-based South Australian business will be renamed Genesee & Wyoming Australia Pty Ltd and will be a 100 percent-owned subsidiary that is reported on a consolidated basis in GWI's financial statements.

     Financial Impact

     For book accounting purposes, GWI expects to record an after-tax gain of approximately US$107 million, excluding the impact of certain other transaction fees and expenses that GWI expects to incur prior to the closing. GWI expects to receive approximately US$205 million, after making provisions for U.S. and Australian taxes. In addition, GWI will be able to use certain U.S. tax credits sooner than expected, increasing cash receipts from the transaction by an additional US$14 million to $219 million.

     GWI plans to use the US$219 million of cash proceeds from the sale to: (i) purchase Wesfarmers' 50 percent interest in the South Australian operations for US$15 million; (ii) repay approximately US$88 million of debt outstanding under GWI's US$225 million senior revolving credit facility; and (iii) hold the remaining US$116 million in cash.

     Following the transactions, GWI expects to have approximately US$341 million (US$225 million of revolver capacity plus the $116 million cash remaining from the sale) available for general corporate purposes. GWI intends to use this capacity for the continued execution of its acquisition strategy, although the Company may consider other uses of cash such as a share repurchase or cash dividend at a later time.

     GWI Comments

     Mortimer B. Fuller III, Chairman and CEO of GWI, commented, "We are proud of the business that we have built in Australia. Our investment in South Australia in 1997 was the first rail privatization in Australia's history. Our investment in Western Australia in 2000 along with our joint venture partner, Wesfarmers, further strengthened our position in the Australian rail market. We have had a strong, positive relationship with Wesfarmers and appreciate the resources and talent they have committed to the success of ARG. Together, we believe that we have transformed two former government-owned enterprises into safe and efficient private-sector businesses. ARG is the safest railroad in Australia, having won the Australasian Railway Association Safety Award in 2004. ARG has grown to handle nearly one million carloads per year and its employees are among the most dedicated and capable people in the Australian railroad industry."

     Mr. Fuller continued, "However, it is also clear that the sale of the Western Australian operations and related assets is in the best interests of GWI's shareholders. The value of the business to others in the Australian infrastructure and transportation sectors, such as QR with an already strong position in Australia's east coast rail markets, is greater today than the value that we could create for our shareholders over the long term. Meanwhile, the cash proceeds will enhance GWI's financial capacity to execute our acquisition strategy. We are committed to maximizing shareholder value and will deploy the sale proceeds according to the same disciplined strategy that has created such tremendous value to our shareholders over the past decade."

     John C. Hellmann, President of GWI, commented, "We are pleased to have structured a transaction that simultaneously unlocks tremendous cash value for our shareholders and enables us to increase our investment in a solid regional railroad based in South Australia. Our local customer base is strong and we see good opportunities to increase our business in the South Australian market, particularly in the natural resources sector. We believe that the transaction is especially beneficial for the State of South Australia, which will be gaining a committed local rail operator in Genesee & Wyoming, as well as a strong national competitor in Queensland Rail which is seeking to expand its transcontinental service coverage through its new facilities in Adelaide."

     Description of GWI

     GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. The Company operates over 9,300 miles of owned and leased track and more than 3,000 additional miles under track access arrangements.

     Forward-Looking Statements

     This press release contains forward-looking statements regarding future events and the future performance of GWI that involve risks and uncertainties that could cause actual results to differ materially from its current expectations including, but not limited to, economic conditions, customer demand, increased competition in relevant markets, and others. GWI refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as GWI's Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release. GWI disclaims any intention to update the current expectations or forward-looking statements contained in this press release.

     INVESTOR CONTACT: T. J. Gallagher, CFO, Genesee & Wyoming Inc., +1-203-629-3722

     MEDIA CONTACT: Christopher Capot, Director - Corporate Communications, Genesee & Wyoming Inc., +1-203-629-3722

SOURCE  Genesee & Wyoming Inc.
     -0-                             02/13/2006
     /CONTACT:  INVESTOR CONTACT:  T. J. Gallagher, CFO, Genesee &
Wyoming
Inc., +1-203-629-3722, or MEDIA CONTACT: Christopher Capot, Director - Corporate Communications, Genesee & Wyoming Inc., +1-203-629-3722/
     /Web site:  http://www.gwrr.com /
     (GWR)